Exhibit 99.1
Recursion Appoints Najat Khan, PhD, as Chief R&D Officer and Chief Commercial Officer

Dr. Khan, formerly the Chief Data Science Officer and Global Head of Strategy and Portfolio, Innovative Medicine R&D at Johnson & Johnson (J&J), will also join Recursion’s Board of Directors

SALT LAKE CITY, April 16th, 2024-- Recursion (Nasdaq: RXRX), a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery and development, announced Najat Khan, PhD, will be its Chief R&D Officer and Chief Commercial Officer. Dr. Khan will lead Recursion’s research and development, and build its emerging commercial capabilities. She has also been appointed to Recursion’s Board of Directors.

"Najat brings a unique blend of leadership in biological, chemical, and medical sciences, data science, and business,” said Chris Gibson, Co-Founder and CEO of Recursion. “More importantly, she has a vision and passion for transforming drug discovery and development that complements ours and she has a strong sense of urgency to accelerate the industry’s future. We are excited to welcome her as a Recursionaut to drive our portfolio pipeline, as well as create commercial strategies as we continue to industrialize the creation of high impact medicines.”

Dr. Khan has deep expertise in the pharmaceutical and healthcare industry, spanning biological, chemical, and medical science, computational and data science, and general business leadership, with a focus on driving substantial patient and business value. As the Chief Data Science Officer and Global Head of Strategy and Portfolio Organization, for Innovative Medicine R&D at Johnson & Johnson, Najat played an integral role with the senior leadership team in building an industry-leading pipeline that delivered multiple transformational medicines. She has been a pioneer in driving the impact of data science/AI at scale while establishing a top-tier diverse data science team, underpinning her commitment to innovation and excellence at the intersection of healthcare and technology. Dr. Khan co-chaired Johnson & Johnson’s Data Science Council, where she has played a key leadership role in driving the adoption of data science across the company to achieve business impact and deploy best practices for data use, AI, ethics, as well talent recruitment and development.

“My mission and focus has been to harness the power of science, data, and AI to revolutionize the way we discover, develop, and deliver transformative medicines for patients”, said Dr. Khan, “This seamlessly aligns with Recursion’s goal to pioneer the burgeoning TechBio sector and decode biology and chemistry to radically improve lives. I believe their approach represents the future of our industry, and sets Recursion to be at the forefront to deliver on this vision. I’m thrilled to be part of Recursion’s board and leadership team, embarking on this vital mission together.”

Dr. Khan serves as a board member for Alliance for Artificial Intelligence in Healthcare and is a Steering Committee member of the White House’s Moonshot CancerX program to enhance outcomes for cancer patients. Najat is the founder and co-chair of the Data Science in Industry Roundtable (DISRUPT) – a cross industry forum dedicated to driving impact through Data Science. She is an alumna of University of Pennsylvania with a doctorate in Organic Chemistry leveraging experimental and computational approaches, has an undergraduate degree in Computational Chemistry and a minor in Business / Economics from Colgate University, and is published in various high-impact journals.

“We are pleased to welcome Najat to the board to guide the strategic vision of Recursion,” said Dean Li, Co-Founder and Board Member of Recursion and President, Merck Research Laboratories, “Najat shares our outlook on how the industry needs to evolve, and I believe her insight will be highly valuable as we enter the era of AI enabled drug discovery and development.”

About Recursion
Recursion is a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological, chemical and patient-centric datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology, chemistry and patient-centric data to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on X (formerly Twitter) and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
Investor@Recursion.com

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, all statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.